Exhibit 21.1




                SUBSIDIARIES OF PURINA MILLS, INC.




Subsidiary                                         Jurisdiction
----------                                         ------------

American Dairy Management                          Delaware
Carolina Agri-Products, Inc.                       Delaware
Coastal Ag-Development. Inc.                       North Carolina
Cole Grain Company, Inc.                           Delaware
Purina Livestock Management Services, Inc.         Texas
PMI Nutrition, Inc                                 Delaware
PMI Agriculture LLC*                               Missouri
PMI Nutrition International, Inc.                  Delaware
PM Nutrition Company, Inc.                         Delaware


*All of the Subsidiaries listed are 100% owned by Purina Mills, Inc., with the exception of PMI Agriculture LLC which is 50% owned by Purina Mills, Inc. and 50% owned by PMI Nutrition
International, Inc.